EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (this "Agreement"), dated as of August 24, 1999 (the "Commencement Date"), between SALANT CORPORATION, a Delaware corporation, (the "Corporation") and Howard Posner (the "Employee").
         WHEREAS, this Agreement will confirm the understanding between the Employee and the Corporation concerning the Employee's employment with the Corporation.
         NOW THEREFORE, in consideration of the respective premises, mutual covenants and agreements of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
         Section 1. Nature of Employees Services . The Corporation agrees to employ the Employee and the Employee agrees to serve the Corporation as Executive Vice President of Global Sourcing. The Employee shall perform such services and duties as shall be assigned to him or delegated to him from time to time by Chief Executive Officer of the Corporation, or at the direction of the Chief Executive Officer, in conjunction with the President, Chief Operating Officer or Chief Financial Officer provided, however, that such duties shall be consistent with those customarily performed by a senior executive of other entities doing business in the industries in which the Corporation is primarily engaged.

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         The Employee's duties shall include,  without additional  compensation, the performance of similar services for any subsidiaries of the Corporation. The Employee agrees that, except as otherwise provided herein, he shall devote substantially all of his business time, attention and energy to the business of the Corporation and its subsidiaries in the advancement of the best interests of the Corporation and its subsidiaries. The Employee will perform his duties hereunder principally in the New York metropolitan area.
         It shall not be a violation of this Agreement for the Employee to (a) serve on corporate, civic or charitable boards or committees or otherwise engage in charitable activities and community affairs, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (c) manage personal investments, so long as such activities do not materially interfere with the performance of Employee's responsibilities as an employee of the Corporation in accordance with this Agreement.
         Section 2. Annual Compensation . Subject to the terms hereof, the Corporation agrees to pay to the Employee, subject to all applicable laws and requirements, including, without limitation, laws with respect to withholding of federal, state or local taxes, the annual compensation set forth below.
         (a) Salary. As annual salary for the services to be rendered by the Employee the Corporation shall pay a salary at the rate of $275,000 per annum payable in equal bi-weekly installments, (the "Salary"), such Salary shall be reviewed for increase annually while employed by the Corporation.
         (b) Incentive Compensation. Employee shall be entitled to receive a bonus (the "Bonus") in accordance with the schedule annexed hereto as Exhibit 1 comparing the Corporation's performance during each fiscal year which ends within a particular employment year, to operating targets for each such fiscal year. The Employee shall not receive a minimum or guaranteed bonus for any year. Each bonus shall be paid by the Corporation to the Employee on or about the succeeding March 31 following the end of the fiscal year to which such bonus relates. If the employment of the Employee is terminated on a day other than the last day of a fiscal year, the bonus amount payable with respect to such fiscal year shall be the amount to which the Employee would have been entitled had his employment continued for all of that fiscal year, prorated by the proportion that the number of days of employment completed by the Employee during that fiscal year bears to 360. Notwithstanding anything contained herein to the contrary, no bonus or Minimum Bonus shall be payable to the Employee (i) if the Employee is terminated pursuant to Section 5(c) or (ii) if the Employee terminates his/her employment other than pursuant to Section 5(e).
         Section 3. Employee Benefit Plans . The Employee, while employed by the Corporation, shall be eligible to participate in and receive benefits under and in accordance with the provisions of any pension plan, welfare plan or other similar plan or policy of the Corporation maintained for the benefit of the Corporation's senior level executives or its employees generally (together, the "Benefit Plans"). In the event any new Benefit Plan is established which is in addition to, and not an alternative to, any existing Benefit Plan, the Employee shall also be entitled to participate in such Benefit Plan to the extent permitted by the terms thereof. The Corporation shall have the right, however, to make changes in Benefit Plans applicable to its senior executives or employees generally and the Employee agrees that such changes shall also be applicable to the Employee.
         Section 4.        Expenses and Other Perquisites.
         (a) Subject to compliance by the Employee with such policies regarding expenses and expense reimbursement as may be adopted from time to time by the Corporation, the Employee is authorized to incur reasonable expenses in the performance of his duties hereunder in the furtherance of the business of the
Corporation and its subsidiaries, and the Corporation shall reimburse the Employee for all such reasonable expenses.
         (b) While the Employee is employed by the Corporation, the Corporation will provide the Employee with an automobile allowance in the amount of $500 per month, payable in equal bi-weekly installments.
         Section 5.        Termination.
         (a) Definition of the Termination Date The "Termination Date" shall be the date which is earlier of (i) the effective date of termination of employment as set forth in the notice which Corporation delivers to the Employee indicating that the Employee's employment hereunder is terminated, or (ii) the final date of employment worked by such employee after he or she delivers written notice to the Corporation that he or she is terminating his/her employment hereunder.
         (b) Termination Due to Death or Disability. In the event the Employee's employment is terminated due to his death or Disability(as hereinafter defined), he, his estate or his beneficiaries, as the case may be shall be entitled to:
                  (i)  Salary through the date of death or disability and any
Bonus for any fiscal year earned but not yet paid;
                  (ii)  pro-rated Bonus through the date of death or Disability, payable in accordance with Section 2(b);
                  (iii)  in the  case of  death  only,  an  additional  lump sum payment equal to three months Salary at the annual rate in effect at the date of death, paid promptly after his death; (iv) the right to exercise all stock options granted to Employee at the time of his death or Disability (whether or not then vested) for a period of one year following such event or for the remainder of the exercise period, if shorter;
                  (vi)  any amounts earned, accrued or owing to the Employee but not yet paid under Sections 3 or 4;
                  (vii) the right to receive all applicable benefits pursuant to the Corporation's Employee Long Term Disability Coverage plan (the "Plan") as if he were fully covered thereunder, provided however, if the Employee is precluded from receiving such benefits (e.g. due to the fact that he is no longer employed by the Corporation), the Corporation shall pay to Employee cash payments equal to the amount of benefits he would have received had he continued to be eligible to participate in the Plan; and
                  (viii)  other or  additional  benefits  then due or  earned in accordance with applicable plans and programs of the Corporation.
         For purposes of this Agreement, "Disability" shall mean any physical or mental illness which as a result thereof, the Employee is unable to discharge his duties for a period of three (3) consecutive months or for a total of 90 days during any twelve month period.
         (c)  Termination by the Corporation for Cause .
                  (i)  "Cause" shall mean:
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                           (A)  the Employee is convicted of a felony or engages
in conduct which is determined by a court to constitute an act involving moral turpitude; or
                           (B)  the Employee engages in conduct that constitutes
(i) willful gross misconduct in carrying out his duties under this Agreement or (ii) a violation of the Company's Code of Conduct, resulting, in each case, in material harm to the financial condition or reputation of the Corporation.
                  (iii) In the event the  Corporation  terminates the Employee's employment for Cause he shall be entitled to:
                           (A)  Salary through the Termination Date;
                           (B)  any amounts earned, accrued or owing to the
Employee but not yet paid under Sections 3 or 4; and
                           (C)  other or additional benefits then due or earned
in accordance with applicable plans or programs of the Corporation.
         (d)  Termination by the Corporation Without Cause .
         In the event the Employee's employment is terminated pursuant to a change in control as herein defined or by the Corporation without Cause (which termination shall be effective as of the date specified by the Corporation in a written notice to the Employee), other than due to death or Disability the Employee shall be entitled to and his sole remedies under this Agreement shall be:
                  (i)  Salary through the Termination Date;
                  (ii)  Salary,   at  the  annualized  rate  in  effect  on  the
Termination Date for a period commencing on the Termination Date and ending 6 months following such termination; plus, an amount paid in accordance with the Corporation's normal severance policy (the "Severance Period");
                  (iii) pro-rated Bonus for the fiscal year in which termination occurs, payable in accordance with Section 2(b);
                  (iv) the  right  to  exercise  any  stock  option  held by the
Employee at the Termination Date (whether or not then vested), such option to remain exercisable for six (6) months after the Termination Date, or for the remainder of the exercise period, if shorter;
                  (v)  Any amounts earned, accrued, or owing to the Employee but not yet paid under Sections 3 or 4; and
                   (vi) other or additional benefits then due or earned in accordance with applicable plans and programs of the Corporation.
                  "Termination   Without   Cause"  shall  mean  the   Employee's
employment is terminated by the Company for any reason other than death, Disability or Cause (as defined in Section 5 (c)).
         (e) Termination by Employee for Good Reason . The Employee shall have the right to terminate his/her employment for "good reason" (as hereinafter defined), provided that the Employee shall have given the Corporation 90 days prior written notice of the Employee's decision to terminate his employment (specifying the alleged "good reason" in reasonable detail) and, if it is possible to cure, the Corporation shall not have cured the same within thirty
(30) days after receipt of such notice, or, if cure cannot be fully accomplished within thirty (30) days, the Corporation shall not have commenced cure within thirty (30) days after receipt of such notice and cured the alleged "good reason" as soon as possible thereafter. For purposes of the foregoing, "good reason" shall mean (i) the assignment to the Employee of duties inconsistent with the Employee's positions, titles, offices, duties, responsibilities or status with the Corporation as an executive, or a change without good cause in the Employee's reporting responsibilities, or any removal of the Employee from, or any failure to elect the Employee to any positions, titles or offices specified in this Agreement and held by the Employee, (ii) a reduction in the Employee's Salary, (iii) a material reduction in the Employee's benefits or perquisites (other than a reduction pursuant to the second to last sentence of
Section 3 hereof); or (iv) a requirement that Employee change his place of principal employment to a location other than the metropolitan New York area.
         In the event that the employment is terminated by the Employee for "good reason", the Employee shall be entitled to, and his sole remedies shall be, the same benefits provided for in Section 5(d) "Termination by the Corporation Without Cause".
          (f) Voluntary Termination. In the event of a termination of employment by the Employee on his own initiative, other than a termination due to death, Disability or Good Reason, the Employee shall have the same entitlement as provided in Section 5 (c) above for a termination for Cause.
         (g) Condition to Receipt of Severance Payments. The Employee hereby acknowledges that the "Severance Payment" (as hereinafter defined) is greater than the amount provided by the Corporation's normal severance policy and is being offered to the Employee in reliance upon the Employee's agreement to release the Corporation from any liability and to waive any claims the Employee may have against the Corporation, including, without limitation, any claims relating to the Employment or separation from employment. Notwithstanding anything to the contrary contained herein, nothing shall impair the Employee's
(i) right to enforce the obligations of the Corporation as set forth in this Agreement, or (ii) right to seek indemnification or contribution from the Corporation in the event the Employee is the subject of any third-party claim arising out of or relating to any act or omission by the Employee during the course of his employment by the Corporation, to the extent such right would have otherwise existed. For purposes of this Agreement, Severance Payment shall mean any amount paid to the Employee during a Severance Period.
         Section 6. Covenant Not to Compete . The Employee covenants and agrees that he will not, at any time during the Restriction Period (as defined below), whether as owner, principal, agent, partner, director, officer, employee, independent contractor, consultant, shareholder, licensor or otherwise, alone or in association with any other person, either directly or indirectly , carry on, be engaged or take part in, render services to own, or share in the earnings of, or invest in the stocks, bonds or other securities of, or be interested in any way in any business competing with, or similar to, the business in which the Corporation, or any of its subsidiaries are primarily engaged, including, without limitation, any retail customer of the Corporation that accounts for 5% or more of the Company's net sales on an annualized basis, without the written consent of the Board of Directors, provided that the Employee may hold a passive investment in a business which is competitive with or similar to any of the businesses of the Corporation if the investment is in securities which are listed on a national securities exchange and the investment in any class of securities does not exceed 1% of the outstanding shares of such class or 1% of the aggregate outstanding principal amount of such class, as the case may be. In addition, for one year after the end of the Restriction Period, the Employee covenants and agrees that he will not, directly or indirectly, hire any person who is employed by the Corporation on the Termination Date whose annual salary on such date is equal to or greater than $100,000, or solicit, induce, entice or hire any such person to leave the employment of the Corporation. For purposes of this Section 6, the "Restriction Period" shall mean the period beginning on the Commencement Date and ending on the last day of either (i) the employment of the Employee by the Corporation (determined without giving effect to any termination of employment) or (ii) the Severance Period whichever is longer.
         Section 7. Non-Disclosure Covenant . The Employee further agrees that while employed by the Corporation and thereafter without limit, he will not, either directly or indirectly, communicate or divulge to any person, firm or corporation other than the Corporation and its subsidiaries, any information (except that which is generally known to the public) relating to the business, customers and suppliers, or other affairs of the Corporation or its subsidiaries ("Confidential Information") except (a) for the purpose of, or in connection with, the advancement of the business of the Corporation, or (b) in the event that the Employee is required (by verbal questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar legal process) to disclose Confidential Information, and the Employee is compelled to disclose such Confidential Information at the risk of liability for contempt or suffer other censure, penalty or violation in a court proceeding. In
the  event  that  the  Employee  is  required  to  disclose  such   Confidential
Information in the circumstances described in clause (b) above, the Employee will, to the extent legally permissible either (i) give the Corporation at least ten days' written notice (or shorter, but prompt, notice to the extent the


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Employee  is  required  to respond to legal  process in fewer than ten days ) so that the Corporation may seek an appropriate protective order, or (ii) make such disclosure to a court under seal.
  The provisions of this Section 8, shall not be applicable to information which
                  (i) was at the time of the disclosure by the Corporation to the Employee, in the public domain; (ii) has subsequent, to the disclosure by the Corporation, become part of the public domain, through no fault, act or omission of the Employee, directly or indirectly, in violation of such obligation;
                  (iii) was, at the time of the disclosure by the Corporation to the Employee, in the Employee's possession and was not other-wise, directly or indirectly acquired from the Corporation;
                  (iv) was received by the Employee from any third party, provided that such information was not obtained by said third party from the Corporation improperly, directly or indirectly, and was not improperly disclosed by the third party.
         Section 8. Vacations . The Employee shall be entitled to paid vacations in accordance with the policies of the Corporation in effect from time to time, but not less than four weeks in any of the fiscal years during which the Employee is employed. To the extent the Employee does not use the full vacation period during a fiscal year the unused balance shall accrue and be carried over into subsequent fiscal years; provided, however, that no more than an aggregate of two weeks of unused vacation time may be carried forward from one fiscal year to the next fiscal year.

         Section 9. Successors and Assigns . In the event that the Corporation shall at any time be merged or consolidated with any other corporation or shall sell or otherwise transfer substantially all of its assets or business to another corporation or entity, the provisions of this Agreement shall be binding upon and inure to the benefit of such corporation or entity surviving or resulting from such merger or consolidation or to which such assets or business shall be so sold or transferred; provided, however, that nothing contained in this Section 11 shall in any way limit, or be construed to limit, the obligations to the Employee under this Agreement or the obligations of the Corporation or the Corporation's successors or assigns. This Agreement shall not be assignable by the Employee.
         Section 10. Notice. Any notice or other communication which is required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, transmitted by telecopy or five (5) days after being mailed by registered or certified mail, postage prepaid, return receipt requested, to such party at the address shown below:

                                   If to the Corporation, care of the following:

                               Salant Corporation
                           1114 Avenue of the Americas
                             New York New York 10036
                        Attention: Senior Vice President
                                Corporate Affairs

                                    If to the Employee, then to the following:

                                  Howard Posner
                                 14 Escher Drive
                           Marlboro, New Jersey 07746

Each party may, by notice or other party, change the above address.

         Section 11. Entire Agreement; Amendments. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings as to the employment of the Employee. This Agreement may be amended from time to time by action of the Executive Committee of the Corporation. No amendment, waiver, modification or discharge of any of the terms of this Agreement shall be valid unless in writing and signed by the party against which enforcement is sought.
         Section 12. Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.
         Section 13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original.
         Section 14. Governing Law; Resolution of Disputes. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The Employee hereby acknowledges that irreparable damage will occur in the event that Sections 7 and 8 of this Agreement are not performed in accordance with their specific terms or are otherwise breached by the Employee. It is accordingly agreed that the Corporation shall be entitled to an injunction or injunctions to prevent breaches or such provisions in any Court of the United States or any states having jurisdiction, this being in addition to any other remedy to which the Corporation may be entitled to at law or in equity. Except in the event the Corporation is attempting to seek injunctive or other equitable relief for a breach by the Employee of Sections 7 and 8 of this Agreement, the parties agree that as a condition precedent to the filing of any claim as set forth below, the parties and their attorneys must attempt to confer at least twice, in person, in an effort to resolve any dispute. Should such efforts not be successful, such dispute shall be resolved by binding arbitration, to be held in New York City in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each party shall bear his or its own costs of the arbitration or litigation, including, without limitation, attorneys' fees. Pending the resolution of any arbitration or court proceeding, the Corporation shall continue payment of all amounts and benefits due the Employee under this Agreement.
         Section 15.       Certain Definitions
         "Affiliate" shall mean any person, firm, corporation, partnership or other legal entity that, directly or indirectly, controls, is controlled by or is under common control with, the Corporation.
         "Change  of  Control"  shall mean an event or series of events by which
(i) any Person is or becomes the "beneficial owner" (as defined in rules 13d-3 and 13d-5 under the Securities and Exchange Act of 1934, as amended, except that a person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or after the passage of time), directly or indirectly, of a majority of the aggregate Voting Stock of the Corporation; (ii) the Corporation consolidates with or merges into another Person or any Person consolidates with or merges into the Corporation, in either event pursuant to a transaction in which the outstanding Voting Stock of the Corporation is changed into or exchanged for cash, securities or other properties, other than any such transaction where the holders of the Voting Stock of the Corporation immediately prior to such transaction own, directly or indirectly, immediately after such transaction Voting Stock of such surviving corporation entitling them to not less than 50% of the aggregate voting power of all Voting Stock of such surviving corporation; or (iii) the Corporation conveys, transfers or leases all or substantially all of its assets to any Person. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur if the Person described in clause (i), (ii) or (iii) is Magten Asset Management Corp. or is an Affiliate of Magten Asset Management Corp.
          "Person" shall mean any natural person, corporation, partnership, trust, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity, or any group of Persons acting in concert.
         IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

                                  SALANT CORPORATION


                                  By:_____________________________________
                                        Michael J. Setola
                                        Chairman of the Board
                                        and Chief Executive Officer


                                  ________________________________________
                                        Howard Posner

                                    EXHIBIT 1

                         INCENTIVE COMPENSATION SCHEDULE


         (a) If the Corporation's "Pre-tax Income", as shown on its audited financial statements for any fiscal year during the Employment Period ("Actual Annual Pre-tax Income"), is equal to or greater than 100% of the amount of Pre-tax Income provided for in the annual business plan for the Corporation for that fiscal year ("Planned Annual Pre-tax Income"), the Employee shall receive a cash bonus equal to 35% of his annual Salary at the end of the applicable fiscal year ("Annual Salary").

          (b) If Actual Annual Pre-tax Income is less than 100% of Planned Annual Pre-tax Income, the Employee's cash bonus shall be reduced by .7% for each full 1% decrease (after rounding to the nearest 1/100th of a percent) by which Actual Annual Pre-tax Income is less than 100% of Planned Annual Pre-tax Income. For example, if Actual Annual Pre-tax Income was 95% of Planned Annual Pre-tax Income, the Employee would receive a cash bonus equal to 31.5% of his Annual Salary. In no event shall the Employee receive a cash bonus if the Actual Annual Pre-tax Income is less than 90% of the Planned Annual Pre-tax Income.

         (c) If Actual Annual Pre-tax Income exceeds 100% of Planned Annual Pre-tax Income, then in addition to the bonus specified in paragraph (a) above, the Employee shall receive additional cash bonuses, each equal to 1% of his Annual Salary, for each full 1% increment (after rounding to the nearest 1/100th of a percent) by which Actual Annual Pre-tax Income exceeds 100% of Planned Annual Pre-tax Income.

         (d) The following principles shall apply in calculating the "Pre-tax Income" which term shall mean the aggregate income of the Corporation before provisions for all Federal, State and local income taxes thereon. In calculating such "Pre-tax Income", all items of income and deductions shall be determined in accordance with generally accepted accounting principles applied on a consistent basis, subject, however, to the provisions of the following subparagraphs:


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                           (i)  There  shall  be  excluded   from  income:   all
                  extraordinary items of income such as gains and losses on the sale of fixed assets or intangible assets; all insurance recoveries other than for business interruption; non-recurring gains or losses including, without limitation, gains or losses on the termination of any employee benefit plans or gains or losses realized on the sale quota.

                           (ii) Deductions from income shall include all interest expenses, fixed charges and reasonable provisions for depreciation, amortization and obsolescence, inventory write-offs and the salary and bonus payable to all of the employees of the Corporation and the Employee hereunder.

                           (iii) The amount of "Planned  Annual Pre-tax  Income"
                  for each fiscal year shall be determined by the Corporation's Chief Executive Officer.